Exhibit 10.26
Imagenetix Inc.

7% Renewable Convertible Debenture

This 7% Renewable Convertible Debenture is entered into by and between Imagenetix, Inc., a Nevada corporation, with its principal place of business at 10845 Rancho Bernardo Dr., Ste. 105, San Diego, CA 92127 and ________________________________________, an individual, as of this _____ day of May, 2010, under the following terms and conditions:

Issuer:	Imagenetix Inc. (the “Company”)

Investors:	A small number of Qualified Institutional Buyers/Accredited Investors approved by the Company.

Issue:	A mini-max offering of $500,000 - $600,000 Convertible Debentures with Warrants (the “Units”)

Closing Date:	May 25, 2010

Unit Price:	$25,000 per unit

The Unit:	Each Unit shall consist of one 7% Renewable Convertible Debenture with a face amount of $25,000 plus a five-year warrant to purchase up to 12,500 shares of common stock at $0.50 per share

Minimum Subscription:	$25,000

Interest Rate:	The Company shall pay quarterly in cash interest at an annual percentage rate of 7%. The quarterly payments will be due on January 1, April 1, July 1 and October 1 of each year.

Renewable Maturity:
Any portion of the 7% Renewable Convertible Debenture plus accrued interest not paid or converted previous to November 25, 2010 shall be due and paid in cash on November 25, 2010.  At the option of the investor, the 7% Renewable Convertible Debenture plus accrued interest not paid or converted as of November 25, 2010 may be renewed for successive six month terms (May 25 and November 25) until May 25, 2013 at which time all principal and accrued interest not converted shall be due and payable.

Call and Conversion
At the Company’s option, the Company may call the 7% Renewable Convertible Debenture for cash at any time up to November 25, 2010 providing the Company pays a 7% premium to the Investor which shall be in addition to any accrued interest through the date of the call.  Subsequent to November 25, 2010, until paid, converted or May 25, 2013, at the option of the Investor, the Investor may convert the 7% Renewable Convertible Debenture into common shares of the Company at a conversion price of $.50 per share.

Additional Warrant
If the Company does not call the note on or before November 25, 2010, a second five-year warrant to purchase up to 12,500 shares of common stock at $0.50 per share shall be issued to the investor on November 25, 2010.

Registration:
The Company shall not be required to register either the common stock issuable on the conversion of the note or the common stock purchase warrants.  The investor may sell his shares received as a matter of conversion subject to Rule 144 after a period of at least six months from the date payment was made to the company of the principal amount (tracking period) and may sell his shares received as a matter of converting warrants, six months after the issuance of the warrant shares.

Over allotment:
At the Company’s discretion, any subscription amounts in excess of the maximum offering amount may be accepted on the same terms as the offering or pro-rated based on the percentage total subscriptions bears to the maximum offering amount.

Subsciption:	Dollar amount $__________

Investor:	Name __________________

Address __________________

City, State, .Zip __________________

Phone __________________

Taxpayer ID # __________________

Signature __________________

Date ___________________

Amount of 7% Renewable Convertible Note (after pro-ration)         $______________

Initial number of warrants (memorialized under a separate warrant agreement)  ___________

Imagenetix, Inc.

By

William Spencer
President and CEO